220594-1w


                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(e)(2))
[x]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to (section)240.14a-11(c) or
      (section)240.14a-12

                 meVC Draper Fisher Jurvetson Fund I, Inc.
                (Name of Registrant as Specified In Its Charter)

                                 Millenco, L.P.
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.
[ ]   $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
      and 0-11.
      1)  Title of each class of securities to which transaction applies:
          ...................................................................
      2)  Aggregate number of securities to which transaction applies:
          ...................................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          ...................................................................
          4) Proposed maximum aggregate value of transaction:
          ...................................................................
          5) Total fee paid:
          ...................................................................

      [ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)  Amount Previously Paid:  .....................................
           2)  Form, Schedule or Registration Statement No.:  ...............
           3)  Filing Party:  ...............................................
           4)  Date Filed:  .................................................

                                 MILLENCO, L.P.

     666 FIFTH AVENUE                                    TELEPHONE  212.841.4100
 NEW YORK, NY  10103-0899                                  TELEFAX 212.841.4141


January 31, 2003


Dear Fellow Shareholder:

On behalf of Millenco L.P., I am pleased to enclose our Proxy Statement and GREEN proxy card, which will enable MVC's shareholders to elect a new Board of Directors at the February 28, 2003 Annual Meeting. You, the owners of MVC Capital, finally have the opportunity to replace CEO John Grillos and his associates. NOW IS THE TIME FOR NEW LEADERSHIP AT MVC. WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY.

Under Mr. Grillos' three-year tenure, MVC's portfolio value has dropped 70%, MVC's stock price has fallen 60%, and nearly $200 million of market capitalization has disappeared. During this time, MVC management has burned through nearly $36 million in fees and expenses -- a sum equivalent to more than 25% of MVC's current market capitalization. Unlike Mr. Grillos, Millenco is not seeking management fees and is not seeking salaries. Ask yourself: who has been raiding MVC?

Millenco's seven nominees are distinguished and experienced business professionals dedicated to enhancing value for MVC shareholders. They include representatives from two of the Fund's largest shareholders (Millenco and Karpus Asset Management), a former SEC branch chief, a seasoned venture capitalist, a retired partner of an esteemed international law firm and a veteran of crisis management and corporate restructuring. Each one of our nominees is invested in MVC--collectively, we own nearly 100 times the stock of Mr. Grillos and his nominees.

Mr. Grillos pretends to have a newfound concern for MVC shareholders. Don't believe it. MVC shareholders voted by an overwhelming margin at the 2002 Annual Meeting to terminate management, and in December 2002, the Delaware Chancery Court held that Mr. Grillos breached his fiduciary duties to shareholders. Every director and executive officer of MVC Capital has since resigned, except Mr. Grillos.

WE ARE A LONG-TERM INVESTOR IN MVC AND THE FUND'S LARGEST SHAREHOLDER. OUR INTERESTS ARE THE SAME AS YOURS. In their desperation to retain control of the Fund, MVC management has resorted to scare tactics, sending shareholders false and misleading letters. Don't be misled. Far from being a "raider," we have been the Fund's largest shareholder for more than two years, suffering, as all MVC shareholders have, as Mr. Grillos has personally profited from our misery. Mr. Grillos also falsely claims that we will liquidate the Fund. To the contrary, our nominees plan to put in place a highly qualified team to guide MVC toward significant long-term returns. We believe this can be achieved by investing in a more diverse portfolio and increasing the dividend yield of the Fund in order to return value to shareholders.

This election may represent the only chance for MVC shareholders to regain control of their investment and elect nominees who will serve all shareholders' interest. YOUR VOTE IS IMPORTANT. We urge you to vote FOR Millenco's Nominees and FOR both shareholder proposals. Please sign, date and return the GREEN proxy card today.


Thank you for your support,


Robert Knapp

                        PROXY SOLICITATION IN OPPOSITION
                          TO THE BOARD OF DIRECTORS OF
          MEVC DRAPER FISHER JURVETSON FUND I, INC. (d/b/a MVC CAPITAL)

                            SOLICITATION STATEMENT OF

                                 MILLENCO, L.P.


                                  ------------

         This proxy statement and the accompanying GREEN proxy card are being furnished to you as a holder of common stock of meVC Draper Fisher Jurvetson Fund I, Inc., d/b/a MVC Capital (the "Fund") in connection with the Fund's 2003 annual meeting of shareholders which is to be held at Quadrus Conference Center, QCC Room, 2400 Sand Hill Road, Menlo Park, California, on Friday, February 28, 2003, at 9:00 local time. The Fund has set February 6, 2003 as the record date for shareholders entitled to notice of and to vote at the annual meeting. Millenco, L.P. ("Millenco"), the soliciting shareholder, is soliciting your proxy for a slate of directors who it will nominate in opposition to the candidates for director who are proposed by the Fund's current board of directors. Millenco is also soliciting proxies in favor of the two shareholder proposals.

         Millenco, together with its affiliates, owns a total of 1,099,500 shares of common stock, representing 6.7% of the Fund's outstanding common stock. We are the Fund's largest shareholder. Millenco, a Delaware limited partnership, is a broker-dealer and member of the American Stock Exchange. The general partner of Millenco is Millennium Management, LLC, a Delaware limited liability company ("Millennium"). The sole manager of Millennium is Israel A. Englander. The principal office of Millenco, Millennium and Mr. Englander is 666 Fifth Avenue, New York, New York 10103. Millennium Partners L.P., the parent of Millenco, together with its affiliates, is a $3.7 billion multi-strategy private investment fund.

                   MILLENCO'S INTERESTS ARE ALIGNED WITH YOURS

Millenco has invested more than $10 million in the Fund. One of our nominees, George W. Karpus, is the principal of Karpus Investment Management, which, on behalf of both Mr. Karpus and its clients, has invested more than $6 million in the Fund. As shareholders of the Fund, our interests are aligned with your interests.

         On March 27, 2002, the Fund's shareholders voted overwhelmingly not to renew the investment advisory contract between the Fund and the investment advisory company run by the Fund's CEO, John Grillos. Since then, the other four directors have resigned, but Mr. Grillos refuses to leave voluntarily.

         On December 16, 2002, the Delaware Chancery Court held that Mr. Grillos' election as a director in 2001 was illegally procured through the use of a materially false and misleading proxy statement. On January 16, 2003, except for Mr. Grillos, all of the Fund's directors resigned. As a result, none of the Fund's incumbent nominees for directors has ever been properly elected as directors by the shareholders.

         In the six weeks since the court order, Mr. Grillos dramatically increased the Fund's rate of investment, reducing the Fund's cash by more than $23 million, expanded the size of the board from five to seven directors and nominated seven directors, including himself, for election at this meeting. Under Mr. Grillos' management, since the Fund's launch, shareholders have endured a steady decline in the Fund's cash, net asset value and stock price.

         Because all of the Fund's directors are being elected at this meeting, you, the Fund's shareholders, have the ability to liberate our company and install management whose only goal will be create value for all of the Fund's shareholders. This election may be your last chance to have your voice heard and to make a substantive and immediate impact on the future direction of the Fund.

         At the annual meeting, Millenco will nominate the seven individuals named under the caption "Election of Directors (Proposals 1, 2 and 3)" in this proxy statement. Millenco's nominees for directors are experienced individuals who will act in the best interests of the Fund's shareholders.

                          MVC'S POOR PERFORMANCE RECORD

         MVC's investment performance has been remarkably poor. The Fund's IPO price was $20 per share, and currently is trading in the range of $8.25 per share, a 59% loss. Since launch, MVC's cumulative return on INVESTED CAPITAL as of the October 31, 2002 year end was -70.0%, including fees and expenses. As a point of contrast, the Private Equity Performance Index (PEPI) produced by the National Venture Capital Association (NVCA) indicates that the cumulative return from September 2000 to September 2002 for late stage venture capital funds was -30.9%.

         In terms of realized investments, MVC has achieved a return of -79.2%. The following table shows the investments that were REALIZED, with investment cost and realized loss.

                       MVC RETURN ON REALIZED INVESTMENTS

                                                                      REALIZED
  COMPANY                   COST              REALIZED LOSS            RETURN
InfoUSA                 $10,000,000             $3,300,000              -33.0%
EXP Systems             $10,000,000             $8,000,000              -80.0%
Personic                $10,760,460            $10,760,460             -100.0%
InfoImage                $2,356,690             $2,356,690             -100.0%
IQDestination            $3,520,000             $3,520,000             -100.0%
Annuncio                 $5,000,000             $3,400,000              -68.0%
MediaPrise               $2,000,000             $2,000,000             -100.0%
ShopEaze                 $6,000,000             $6,000,000             -100.0%
--------------          -----------            -----------             ------
TOTAL                   $49,637,150            $39,337,150              -79.2%

         The shares of MVC have traded at a significant discount to net asset value ("NAV") since inception. According to data provided by Bloomberg, the average weekly discount between MVC's share price and NAV from June 2000 until January 2003 has been 35%. For most of this period the shares have traded below the level of MVC's uninvested cash. If elected, Millennium's nominees will consider the elimination of the discount a high priority.

                                 A NEW DIRECTION

         The strategy of our board, if elected, is to appoint a seasoned investment advisor capable of creating enhanced value for shareholders by running the Fund as a more traditional business development company, which we envision will include the following:

         o Investing in a more diverse portfolio of companies across a variety of industries, in contrast to the current's management's strategy of investing solely in Internet and information technology companies;

         o Investing in income-producing mezzanine and debt securities of more mature companies;

         o Increasing the dividend of the Fund in order to return cash to shareholders in real time.

         Our nominees, if elected, will submit whatever investment management plan it endorses to the Fund's shareholders for their approval, a pledge made in stark contrast to the efforts by current management to circumvent the shareholder approval process.

                       IMPROVE MVC'S CORPORATE GOVERNANCE

         If Millenco's nominees are elected, one of the first matters on the board's agenda will be the elimination of the anti-shareholder provisions that exist in the Fund's charter. Millenco believes that these provisions are not in the best interests of the shareholders. Millenco recognizes that the repeal of anti-shareholder provisions cannot all be implemented without further shareholder approval, but the board intends to take all steps necessary to accomplish this objective.

         The specific shareholder-friendly courses of action that the Millenco nominees will, if elected, seek to implement are:

         o The elimination of a classified board. Presently, directors are elected at staggered terms of three years, with approximately one-third of the board being elected each year. Millenco's nominees for director, if elected, will approve the elimination of classified directors, subject to shareholder approval. If the proposal is approved, the shareholders will vote for all directors each year. In the interim, all of Millenco's nominees have agreed not to serve for more than one year without approval by the Fund's shareholders. In this manner, the board will be more responsive to the shareholders.

         o The elimination of supermajority voting rights. The Fund's certificate of incorporation provides that any adoption, amendment or repeal of our by-laws will require the approval of at least two-thirds of the total number of the Funds' authorized directors, irrespective of any vacancies that may exist on the board of directors at the time, or the holders of at least two-thirds of the then outstanding shares of capital stock entitled to vote on the matter. This provision makes it more difficult to amend the Fund's certificate of incorporation, including an amendment to eliminate the classified board.

         o Amend the by-laws to make it easier for shareholders to call a special meeting of shareholders. Shareholders have no power to call a special meeting of shareholders. If Millenco's nominees are elected, they will adopt resolutions to amend the by-laws and certificate of incorporation to permit the holders of 5% of the outstanding common stock to call a special meeting of shareholders. This is Proposal 4 on your proxy.

         You can change your vote at any time prior to the time the polls for voting for directors are closed. Only your latest dated proxy card will be voted.

         If your shares are held in a brokerage account, you MUST instruct your broker as to how you want your shares voted. YOUR BROKER CANNOT VOTE YOUR SHARES WITHOUT YOUR INSTRUCTIONS.

         We urge you to vote FOR Millenco's nominees for election as director (Proposals 1, 2 and 3) and FOR the two shareholder proposals (Proposals 4 and 5) by signing and dating the GREEN proxy card and returning it in the enclosed envelope today.

                  ELECTION OF DIRECTORS (PROPOSALS 1, 2 AND 3)

         There will be three separate votes for each of the three classes of directors. Two directors will be elected for a term that continues until the 2004 annual meeting (Proposal 1), two directors will be elected for a term that continues until the 2005 annual meeting (Proposal 2) and three directors will be elected for a term that continues until the 2006 annual meeting (Proposal 3).

         Shareholders will vote on each class of directors separately, and, provided that there is a quorum, the nominees for each class who receive the most votes for each class will be elected.

         It is the intention of the persons named on the enclosed GREEN proxy card to nominate and vote for the election of the persons listed below. Millenco knows of no reason why any of these nominees will be unable to serve, but in the event of any such inability, the proxies received will be voted for such substituted nominees as Millenco may recommend.

         Millenco will nominate the following individuals as directors of the
Fund:

For two directors with a term ending in 2004*:

                  Gerald Hellerman
                  Robert C. Knapp

For two directors with a term ending in 2005*:

                  Bruce W. Shewmaker
                  George Karpus

For three directors with a term ending in 2006*:

                  Emilio A. Dominianni
                  Terry Feeney
                  Robert S. Everett
---------------
* The certificate of incorporation presently provides that the directors are elected for three-year terms, with the terms of the two directors expiring in each of 2004 and 2005 and the terms of three directors expiring in 2006. EACH OF THE MILLENCO NOMINEES FOR DIRECTORS HAS AGREED THAT, UNTIL THE CERTIFICATE OF INCORPORATION IS AMENDED TO ELIMINATE THE CLASSIFIED BOARD, HE WILL SERVE AS A DIRECTOR AS IF HE WERE ELECTED FOR A ONE-YEAR TERM AND WILL NOT USE THE DEVICE OF THE CLASSIFIED BOARD TO ENTRENCH HIMSELF IN OFFICE. THUS, IF THEY ARE ELECTED AT THIS MEETING, THE MILLENCO NOMINEES WILL, AT THE 2004 ANNUAL MEETING, AND EACH YEAR THEREAFTER, GIVE THE FUND'S SHAREHOLDERS THE OPPORTUNITY TO CHOOSE TO RE-ELECT ANY OR ALL OF THE MEMBERS OF THE BOARD OF DIRECTORS.

         Set forth below is information concerning Millenco's nominees, including their age and principal occupation.

         GERALD HELLERMAN, 65, has been the principal of Hellerman Associates, a financial and corporate consulting firm, since he founded the firm in 1993. Present clients of Hellerman Associates include the U.S. Department of Justice and the National Oceanic and Atmospheric Administration, a unit of the U.S. Department of Commerce. Mr. Hellerman served with the Securities and Exchange Commission as a financial analyst from 1962 until 1967 and a branch chief from 1967 to 1972. From 1972 until 1976 he served as special financial advisor to the United States Senate Subcommittee on Antitrust and Monopoly, and from 1976 until 1993 he was chief financial analyst of the Antitrust Division of the U.S. Department of Justice. Mr. Hellerman has served as a trustee or director of Third Avenue Value Trust from 1993 until 2002, and trustee of Third Avenue Variable Series Trust from 1999 until 2002. He is a director and president of The Mexico Equity and Income Fund, a position he has held since 2001. He also serves as a director of Innovative Clinical Solutions, Inc., a company that holds an investment in a privately-owned clinical knowledge company in the neuropsychiatric illness field, and Frank's Nursery & Crafts, Inc., which operates the nation's largest chain of lawn and garden retail stores. He also served as a director of Clemente Global Growth Fund, Inc. from 1998 to 2000. Mr. Hellerman received his B.A. in economics and an M.B.A. from the University of Massachusetts.

         ROBERT C. KNAPP, 36, has been a managing director of Millennium Partners for more than five years. Mr. Knapp specializes in identifying undervalued assets and turnaround situations. He successfully led Millennium's effort to restructure the International Biotechnology Trust in 2000, and represented Millennium on the creditors committee that helped achieve a dramatic turnaround in the African mining company Ashanti Goldfields in 2002. In 2001 and 2002, he served as a director of Vietnam Frontier Fund, a Cayman Islands investment company. Mr. Knapp received his B.Sc. in electrical engineering from Princeton University and his B.A. in philosophy, politics and economics from Oxford University.

         BRUCE W. SHEWMAKER, 57, is managing director of Crossbow Ventures Inc., a non-registered investment management company, and is a vice president of Crossbow Venture Partners Corp., the general partner of Crossbow Venture Partners LP, a licensed small business investment company, positions he has held since he co-founded Crossbow in 1999. The Crossbow management company is responsible for $160 million in capital commitments. From 1999 until 2001, he was also a managing director of E*Offering Corp., an investment banking firm which merged into Wit SoundView Group in 2000. From 1997 to 1998, he was president and a director of The U.S. Russia Investment Fund, Inc., an international private equity and debt fund. The US Russia Investment Fund had $440 million in committed capital from the US government. Mr. Shewmaker is a director of three companies in which Crossbow Equity Partners or its affiliates has an investment - Berdy Medical Systems, Inc., an electronic patient record software company, eMotion, Inc., a digital media management software company, and ResQNet.com, Inc., a web-enabling legacy solutions company. During the past five years he also served as a director of two other Crossbow portfolio companies - Atlantis Technologies, Inc., a water technology holding company, and Direct Capital Markets, Inc., an electronic financial services company. Mr. Shewmaker is also a co-founder and director of Infrared Imaging Systems, Inc., a medical devices company. During the past five years he also served as a general partner of ML Oklahoma Venture Partners, L.P. and several of The U.S. Russia Investment Fund's portfolio companies operating in Russia. Mr. Shewmaker received his B.S. in finance from The Ohio State University.

         GEORGE W. KARPUS, 56, is president and chief executive officer of Karpus Management, Inc. d/b/a Karpus Investment Management, a registered investment advisor with approximately $700 million under management that he founded in 1986. Karpus Investment Management specializes in investing in closed-end funds and its portfolio includes approximately $400 million of investments in closed-end investment companies. He also is a general partner of Apogee Partners, L.P., Garnsey Partners, L.P., Canalview Partners, L.P. and Fixed Income Yield Plus Partners, L.P., which are private investment partnerships. From 1984 to 1986, Mr. Karpus was a senior vice president and investment officer at Q.C.I. Mr. Karpus received his B.S. in physics from St. Lawrence University and attended RPI Management School.

         EMILIO A. DOMINIANNI, 71, is a retired partner of, and is currently a consultant to, the law firm of Coudert Brothers LLP, where he was a partner concentrating in corporate finance, acquisitions and corporate taxation matters, from 1965 until 1997, during which time he served on Coudert's Executive Committee for 10 years, and served as special counsel from 1998 until 2001. He is also a consultant to Air Liquide America Corp., an industrial gas corporation. Mr. Dominianni is director and secretary of American Air Liquide, Inc. and Air Liquide International Corp, and a director of Mouli Manufacturing Corp., a kitchen utensil supply company. Mr. Dominianni is a certified public accountant. He served as a staff sergeant in the in the United States Army 1950 and 1951 and fought in the Korean war. Mr. Dominianni received his B.S. and J.D. from Fordham University and his LLM in Taxation from New York University School of Law.

         TERRY FEENEY, 45, is vice chairman and chief operating officer of Millennium Partners, positions he has held since June 2001. From May 1994 until June 2001, he was a managing director and chief administrative officer of Millennium Partners. Prior to joining Millennium Partners, Mr. Feeney was an audit partner in the financial services division of Ernst & Young, LLP, specializing in broker dealers. In 2002, Mr. Feeney served as a director of Vietnam Frontier Fund, an investment fund. From December 1996 until 1998 he was a director of Horowitz Rae, Inc., a privately-owned printing company in which he was an investor. Horowitz Rae filed for bankruptcy in November 1998. Mr. Feeney graduated summa cum laude with a B.S. in accounting from Fordham University. Mr. Feeney is a CPA and member of the American Institute of Certified Public Accountants and the Securities Industry Association. Mr. Feeney's experience encompasses more than 20 years in securities operations.

         ROBERT S. EVERETT, 39, is a managing director of Everett & Solsvig, Inc., a firm that assists equity and debt holders who own positions in troubled companies, that he co-founded in 2001. He is currently serving as chief restructuring officer of Cornerstone Propane Partners, L.P., a propane distribution company, and is also an officer of its subsidiary, Cornerstone Propane, L.P. Everett & Solsvig was brought in to manage the company and help assess its strategic alternatives. Prior to forming Everett & Solsvig, Mr. Everett was a founder of Kulen Capital, L.P., a middle market private investment fund. Kulen Capital was formed in 1997 to purchase investments in eight companies from Merrill Lynch Capital Corp. While at Kulen Capital, Mr. Everett refinanced senior debt holdings, restructured mezzanine investments and executed add-on acquisitions. Prior to joining Kulen Capital, Mr. Everett was a vice president at Merrill Lynch Capital Corp., where he was responsible for managing debt and equity investments in the firm's $1.2 billion, 60 company portfolio. Mr. Everett represented Merrill Lynch Capital Corp. on eleven company boards, and specialized in the oversight of workout and turnaround situations. He received a B.A. in economics from Harvard College and an M.B.A. from Harvard Business School.

         Millenco has entered into agreements with its nominees for director pursuant to which the nominees agreed to be Millenco's nominees, and Millenco agreed to indemnify them against liability which they may incur relating to their nomination or election. If the nominees are elected, the indemnification provisions applicable to directors under the Fund's certificate of incorporation, by-laws and Delaware law will replace Millenco's indemnity.

            BENEFICIAL OWNERSHIP OF SECURITIES BY MILLENCO'S NOMINEES

         Set forth below is information relating to the beneficial stock ownership of Millenco and its nominees for election as directors as of January 31, 2003:

Name                                         No of Shares           Percentage
----                                         ------------           ----------
Millennium Partners, L.P.                      1,099,500                6.7%
Millennium USA, L.P.
Millennium Global Estate, L.P.
Millennium International, Ltd.
Millenco, L.P.
c/o Millennium Management LLC
666 Fifth Avenue
New York, NY 10103

Robert C. Knapp                                 1,099,500               6.7%
666 Fifth Avenue
New York, NY 10103

Terry Feeney                                    1,099,500               6.7%
666 Fifth Avenue
New York, NY 10103

George W. Karpus                                  658,981               4.0%
Emilio A. Dominianni                                1,000                *
Bruce W. Shewmaker                                  1,000                *
Robert S. Everett                                   1,000                *
Gerald Hellerman                                    1,000                *
All nominees as a group                         1,758,481              10.8%

--------------
*        Less than 1%.

         Millenco is a Delaware limited partnership. Millennium USA, L.P., Millennium International, Ltd. and Millennium Global Estate, L.P. are investment funds that are limited partners of Millennium Partners, L.P. The general partner of Millennium Partners, L.P. is Millennium Management, LLC. As of January 23, 2003, the shares owned by these companies are as follows:

         Name                                             Shares
         ----                                             ------
         Millennium USA, L.P.                             434,771
         Millennium International, Ltd.                   334,729
         Millenco, L.P.                                   184,300
         Millennium Global Estate, L.P.                   145,700
                                                        ---------
                                                        1,099,500


         The shares listed as being owned by Robert Knapp and Terry Feeney are the shares that are owned by Millenco and its affiliates. Since Mr. Knapp and Mr. Feeney, by virtue of their positions with Millennium Partners, have joint voting and disposition right with respect to the 1,099,500 shares owned by Millenco and its affiliates, they may also be deemed to beneficially own these shares, and they may be deemed to be interested directors. However, they disclaim beneficial interest in these shares. Neither Mr. Knapp nor Mr. Feeney owns any shares of the Fund's common stock individually.

         George W. Karpus owns 6,000 shares personally. The Karpus Investment Management profit sharing fund owns 3,400 shares of common stock, of which Mr. Karpus is a co-trustee. Clients of Karpus Investment Management hold 649,581 shares of common stock. Mr. Karpus has either direct or indirect shared authority to vote and dispose of the shares of common stock owned by the clients of Karpus Investment Management.

         None of Millenco's nominees has engaged in any business or other transactions with the Fund.

         Millenco has proposed the adoption of Proposal No. 4, and George W. Karpus has proposed the adoption of Proposal No. 5. Both proposals are advisory.

         Millenco sued the Fund and its directors in the Chancery Court of Delaware alleging breach of the directors' fiduciary duty for making materially false and misleading statements in its proxy statements.

On December 19, 2002 and January 8, 2003, the court granted judgment to Millenco and ordered the Fund to hold a meeting of shareholders by February 28, 2003 for the purpose of electing directors to fill the three positions for the directors who were elected as a result of the misleading proxy statements. This meeting was called in response to the court's order.

                        PROPOSAL 4: SHAREHOLDER PROPOSAL

         Millenco has submitted the following proposal (the "Millenco Proposal") for inclusion in this Proxy Statement.

               RESOLVED: That the shareholders of meVC Draper Fisher Jurvetson Fund I, Inc. ("Company"), recommend that the Company's board of directors take all steps necessary to amend the Company's By-laws to include the provision set forth below, granting shareholders the limited right to call special meetings of shareholders, and that the Company's officers and Board of Directors take all steps necessary to effectuate, and to enable the shareholders to vote to approve the same amendment to the certificate of incorporation:

               "Any shareholder owning at least 5% of the outstanding common stock of the Company may demand that the Company's Chairman, Vice Chairman, Chief Executive Officer or President call a special meeting of shareholders. The demand shall be in writing and shall state the purpose(s) of the special meeting. Within five (5) business days of the Company's receipt of the demand, the officer(s) upon whom the demand is made shall call such meeting to be held at the Company's principal office in the United States, on a date within not less than ten (10) nor more than sixty (60) days after the record date for such meeting. The record date shall be fixed as of a date not less than fifteen (15) nor more than thirty (30) days after the date the demand is received."

         This proposal is advisory, which means that it is not binding on the Fund. It expresses the view of the shareholders that they consider it important that shareholders have the right to call a special meeting.

         The certificate of incorporation and by-laws permit only the chairman, vice chairman, chief executive officer or president of the Fund to call special meetings of shareholders. The Fund has stated in its proxy statement that it has amended the by-laws to provide that the holders of 15% of the outstanding common stock may request that the board of directors call a special meeting. The certificate of incorporation and by-laws purport to grant shareholders the right to vote to make certain amendments, but the provision depriving shareholders of the right to call a special meeting to vote on such amendments makes the right almost meaningless.

         At the 2002 annual meeting, shareholders voted not to renew the investment advisory agreement with meVC Advisers and the investment sub-advisory agreement with Draper Advisers. One of the key terms of the new agreements which Millenco highlighted in its solicitation in opposition to the agreements was that, if approved, the new agreements could be renewed in the future by the board of directors without a vote of shareholders, in contradiction to historical practice. However, after the Fund's shareholders rejected the new agreements, rather than recruit new investment advisers and submit new investment advisory agreements to shareholders for their approval, the Board of Directors, all of whom were appointed by principals of meVC Advisers and Draper Advisers, hired executives and employees of meVC Advisers and Draper Advisers to manage the Company internally.

         A shareholder with 5% of the outstanding stock of the Fund has a sufficient stake in the Fund that it should have the right to call a special shareholders meeting. Millenco, together with its affiliates, owns 6.7% of the Fund's common stock, for which it has invested more than $10 million. The board of directors, collectively, owns less than 0.1%.

         The proposal requires the affirmative votes of the shares present and voting, either in person or by proxy, provided that there is a quorum at the meeting.

         Millenco recommends that you execute the GREEN proxy card FOR the Millenco Proposal.

                        PROPOSAL 5: SHAREHOLDER PROPOSAL

         Karpus Investment Management, Inc. d/b/a Karpus Investment Management, of which George W. Karpus, one of Millenco's nominees for director, is president, chief executive officer and chief investment officer, has submitted the following proposal (the "Karpus Proposal").

      RESOLVED, that the stockholders of meVC Draper Fisher Jurvetson Fund I
      (MVC) recommend that the Board of Directors take all steps necessary to conduct a tender offer for 25 percent of the outstanding shares at an amount equal to 95 percent of the NAV in each year where the fund discount averages more than ten percent; provided, however, that MVC need not take such action if the effect of that action would be to impair the capital of MVC within the meaning of section 160 of the Delaware General Corporation Law.

         This proposal is also advisory, which means that is it not binding on the Fund. Millenco supports the approval of the Karpus Proposal. Millenco believes that the shareholders' vote in favor of the proposal will convey to the board the shareholders' dissatisfaction with the present policies of the board that have resulted in the common stock trading at a significant discount from net asset value. Millenco has included Mr. Karpus as one of its nominees for director. The nominees recognize that the board of directors will not be bound to make the tender offer.

         The proposal requires the affirmative votes of the shares present and voting, either in person or by proxy, provided that there is a quorum at the meeting.

         Millenco recommends that you execute the GREEN proxy card FOR the Karpus Proposal.

                             ADDITIONAL INFORMATION

         Millenco has engaged the services of Innisfree M&A Incorporated to assist it in soliciting proxies. Innisfree will be paid a fee of up to $125,000, plus reasonable out-of-pocket expenses. Innisfree will employ a staff of approximately 20 persons in connection with this solicitation. The solicitation will be made by mail as well as by telephone, fax, e-mail, personal interviews and other methods of communication. In addition, employees of Millenco may also assist in the solicitation.

         Millenco estimates that the total costs incurred and to be incurred relating to the proxy solicitation (including costs of obtaining the judgment of the Delaware Chancery Court which makes this election possible) will be approximately $450,000. These costs will be paid by Millenco. If Millenco's nominees for director are elected, Millenco will request reimbursement from the Fund.

         This proxy statement is dated January 31, 2003.


--------------------------------------------------------------------------------

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL
                OUR PROXY SOLICITOR, INNISFREE M&A INCORPORATED

                          TOLL-FREE AT 1-888-750-5834.

                   BANKS AND BROKERS CALL COLLECT 212 750-5833

--------------------------------------------------------------------------------

[GREEN PROXY]

           PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF

          meVC DRAPER FISHER JURVETSON FUND I, INC. (d/b/a MVC CAPITAL)

             2003 ANNUAL MEETING OF STOCKHOLDERS - FEBRUARY 28, 2003

               THIS PROXY IS SOLICITED ON BEHALF OF MILLENCO, L.P.

         The undersigned hereby appoints Robert Knapp and Richard W. Cohen or either one of them acting in the absence of the other, with full power of substitution or revocation, proxies for the undersigned, to vote at the 2003 Annual Meeting of Stockholders of meVC Draper Fisher Jurvetson Fund I, Inc. (d/b/a MVC Capital) (the "Fund"), to be held at Quadrus Conference Center, QCC Room, 2400 Sand Hill Road, Menlo Park, California, on Friday, February 28, 2003, at 9:00 local time and at any adjournment(s) or postponement(s) thereof, according to the number of votes the undersigned might cast and with all powers the undersigned would possess if personally present. By signing this proxy card on the reverse side, the undersigned authorizes the appointed proxy holders to vote in their discretion on any other business which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREON. IF NO DIRECTION IS MADE WITH REGARD TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" ANY SUCH PROPOSAL.

          (1) To elect the following two (2) directors for a term ending at the 2004 annual meeting:

               Gerald Hellerman, Robert Knapp

                  FOR  [ ]          Withhold authority [  ]

          (2) To elect the following two (2) directors for a term ending at the 2005 annual meeting:

               Bruce Shewmaker, George Karpus

                  FOR  [ ]          Withhold authority [  ]

          (3) To elect the following three (3) directors for a term ending at the 2006 annual meeting:

               Emilio Dominianni, Terry Feeney, Robert Everett

                  FOR  [ ]          Withhold authority [  ]

         TO WITHHOLD AUTHORITY FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME.

          (4) The approval of a proposal that the stockholders of meVC Draper Fisher Jurvetson Fund I, Inc. recommend that the Fund's board of directors take all steps necessary to amend the Fund's By-laws to include the provision granting stockholders the limited right to call special meetings of stockholders.

                     FOR [ ]              AGAINST [ ]          ABSTAIN [ ]

          (5) The approval of a proposal that in each year where the fund discount averages over 10%, the Fund will conduct a tender offer for 25% of the outstanding shares at an amount equal to 95% of the net asset value.

                     FOR [ ]              AGAINST [ ]          ABSTAIN [ ]

all as set forth in Millenco's Proxy Statement, dated  January 31, 2003.


Dated:                    , 2003
       ------------------

                                      ------------------------------------------
                                      Signature

                                      ------------------------------------------
                                      Signature

                                      ------------------------------------------
                                      Title(s)



    PLEASE SIGN EXACTLY AS NAME(S) APPEAR HEREON. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

 PLEASE SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
                   NO POSTAGE IF MAILED IN THE UNITED STATES.